UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2010

PRESIDENTIAL ASSOCIATES I LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

Maryland	000-12210	04-2801764
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1280 Massachusetts Avenue, 4th Floor, Cambridge, Massachusetts	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 876-4800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On March 26, 2010, Presidential Associates I Limited Partnership, a Maryland limited partnership (the “Registrant” or “Presidential”) and ERI/Presidential Merger Sub Limited Partnership, a Maryland limited partnership (the “Merger Sub”), filed the Articles of Merger with the Maryland State Department of Assessments and Taxation to consummate that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 4, 2009 by and among Registrant, ERI/Presidential LLC, a Massachusetts limited liability company, (the “Parent”), Merger Sub, and Winthrop Financial Co., Inc., a Massachusetts corporation (the “Managing General Partner”) whereby Merger Sub  merged with and into the Registrant, with the Registrant being the surviving entity (the “Merger”).  Parent and the Managing General Partner are both subsidiaries of Equity Resource Investments, LLC.  The general partner of Merger Sub is ERF Manager LLC, a subsidiary of Equity Resource Investments, LLC, and the sole limited partner of Merger Sub is Parent.

As a result of the Merger, all limited partnership units of the Registrant are now owned by Parent, representing approximately 99% of the outstanding interests in the Registrant, and the general partners of the Registrant hold approximately 1% of the outstanding interests in the Registrant.  Each unit of limited partnership interest has been converted into the right to receive $8,350 in cash without interest.

On March 3, 2010, Presidential solicited a ballot to its limited partners with respect to a proposal to adopt the Merger Agreement and approve the Merger as further described in Presidential’s Information Statement Furnished in Connection with the Solicitation of Consents, dated March 3, 2010.  On March 26, 2010, Presidential tabulated the results of the consent solicitation and reported that of the 590 outstanding limited partnership units, 491 units voted “FOR” such proposal,  6 units voted “AGAINST,” 1 unit voted to “ABSTAIN” and 92 units did not submit a ballot, representing the affirmative vote of a majority of all outstanding units of limited partnership interest.   Therefore, Presidential received the requisite consent of the outstanding limited partnership units to approve the Merger Agreement and consummate the Merger.

As a result of the Merger, the number of holders of units of limited partnership interest of Presidential was reduced to less than 300, enabling the Presidential to terminate its registration of the units of limited partnership interest and suspend its reporting obligations with the Securities and Exchange Commission.  Presidential expects to file a Form 15 with the Securities and Exchange Commission to cease reporting as a public company as soon as practicable.

The Merger Agreement has been filed as an exhibit to this Current Report on Form 8-K as Exhibit 1.1 to provide information regarding the terms of the agreement.  Such agreement and its summary as set forth herein are not intended to modify or supplement any factual disclosures about the Registrant, the Managing General Partner, the Parent or Merger Sub in the Registrant’s public reports filed with the Securities and Exchange Commission.  In particular, the Merger Agreement and the related summaries are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Registrant, the Managing General Partner, the Parent or the Merger Sub.  The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party would have had the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors.  The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to Merger Agreement, a copy of which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Item 5.07  Submission of Matters to a Vote of Security Holders

On March 3, 2010, Presidential solicited a ballot to its limited partners with respect to a proposal to adopt the Merger Agreement and approve the Merger as further described in Presidential’s Information Statement Furnished in Connection with the Solicitation of Consents, dated March 3, 2010.  On March 26, 2010, Presidential tabulated the results of the consent solicitation and reported that of the 590 outstanding limited partnership units,  491 units voted “FOR” such proposal,  6 units voted “AGAINST,” 1 unit voted to “ABSTAIN” and 92 units did not submit a ballot, representing the affirmative vote of a majority of all outstanding units of limited partnership interest.  Therefore, Presidential received the requisite consent of the outstanding limited partnership units to approve the Merger Agreement and consummate the Merger.

Item 9.01.   Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description
1.1
Agreement and Plan of Merger dated as of December 4, 2009 by and among Presidential Associates I Limited Partnership, Winthrop Financial Co., Inc., ERI/Presidential LLC, and ERI/ Presidential Merger Sub Limited Partnership (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on December 7, 2009)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Presidential Associates I Limited Partnership
(Registrant)
By: Winthrop Financial Co., Inc., its Managing General Partner
Date: March 29, 2010	By: /s/ Eggert Dagbjartsson
Title: Chief Executive Officer

(Signature)

EXHIBIT LIST

Exhibit	Description
1.1
Agreement and Plan of Merger dated as of December 4, 2009 by and among Presidential Associates I Limited Partnership, Winthrop Financial Co., Inc., ERI/Presidential LLC, and ERI/ Presidential Merger Sub Limited Partnership (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on December 7, 2009)